CLIENT SERVICE AGREEMENT

This Agreement made as of the 1st day of March in the year 2005.

BETWEEN:

Grandview Gold Inc (“The Company”)

AND:

Tangent Management Corp.

WHEREAS: Tangent Management Corp (Tangent) is a management and financial consulting firm, specializing in assisting publicly traded companies design, implement and monitor strategies to build and sustain investor support, and

WHEREAS: The Company is publicly held with its common stock trading on one or more stock exchanges.

WHEREAS: The Company desires to publicise itself with the intention of making its name and business better know to its shareholders, investors, brokerage houses and industry professionals, and

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed that:

1. The Company hereby engages Tangent on a non-exclusive basis and Tangent Management Corp. agrees to perform the following services:

Assist in formulating plans and budgets for the enhancement of the Company's image and the distribution of information concerning the Company to existing shareholders, brokerage firms, and registered representatives, institutional investors, fund managers, securities analysts, potential investors who have contacted the Company seeking such information, the media and others as appropriate;

Assist in preparing corporate presentations and will prepare, produce and distribute to all current shareholders of the Company, a letter or letters from the President or Chief Executive Officer of the Company designed to inform the shareholder of the activities and prospects of the Company, as well as other materials designed to inform the shareholders of such activities and prospects.

Tangent will engage in an extensive Market Awareness Campaign, which will include personal telephone calls to its present and future broker contacts throughout Canada and the United States. Each broker will receive a profile of the Company, as well as any investment letter reprints, which will be relevant to brokers.

2. The Company hereby agrees to pay Tangent as remuneration for the services to be provided hereunder for the monthly fee of CDN$5000.00 plus GST, to be paid monthly in advance. Inclusive of the points made above Stephen Smith and Zachery Dingsdale will each charge out 50,000 options of Grandview Gold Inc., for a total of 100,000 options.  50,000 of said options will expire 6 months after signing of this agreement and 50,000 of said options will expire 12 months after signing of this agreement.  All 100,000 options will vest 4 months after signing of this agreement.

3. Tangent will deliver an invoice to the Company at the end of each month regarding itemized out of pocket expense incurred by Tangent Management Corp. on behalf of the Company in connection with the provision of services hereunder. The Company shall approve all expenses incurred by Tangent on behalf of the Company in advance, in writing. The Company agrees to pay such invoices within fourteen days of receipt.

4. Tangent will not be liable for any information or documentation supplied by the Company including any material developed by Tangent Management Corp. verified and accepted by the Company, and will be indemnified and saved harmless by the Company from any claims, proceedings, costs, fines, damages, expenses, and losses arising from such information or documentation. In performing the services hereunder, Tangent shall comply at its expense with all applicable laws, including without limitation applicable securities laws.  Tangent hereby agrees to indemnify and hold the Company harmless from any liability, loss, expense, damage, claim, suit, action or proceeding which may arise out of Tangent’s failure to so comply.  This indemnity shall survive the termination of this Agreement and any resignation of Tangent

5. The Company shall provide Tangent information about the Company, such as financial statements, business plans, news releases, material change reports, offering documents, filing statements, promotional information, and other similar relevant documentation as may be reasonably necessary to complete and perform the services hereunder. The Company will ensure that Tangent has up to date information within a reasonable time frame after such information being available. The Company acknowledges and agrees that the purpose of this disclosure is for the use by Tangent in preparing advertising and promotional materials, and Tangent may rely on and assume the accuracy of the information, and is not obligated to assess the financial viability of, or verify factual information about the Company provided to Tangent.

6. Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue for three (3) months notwithstanding that this Agreement can be cancelled at any time with one (1) day written notice by either party.

7. Unless permitted by resolution of the Directors of the Company, Tangent shall not, during the term of this Agreement or any time thereafter, use for its own purpose other than those of the Company, any intellectual property of knowledge or confidential information of any kind whatsoever it may acquire in relation to the Company's business or the business of its subsidiaries, and such shall be and remain the property of the Company.

8. All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other addresses as to which notice pursuant to this section may be given. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to Tangent Management Corp. at:

880-1140 West Pender Street

Vancouver, BC, V6E 4G1

and to the Company at:

Suite 400, 56 Temperance Street
Toronto, ON, Canada, M5H 3V5

9. Each of the parties hereby covenants and agrees that at any time and from time to time it will, upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

10. This Agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, representations, warranties, statements, promises, information, arrangements, whether oral or written, express or implied.

11. No modification or amendment to this Agreement may be made unless agreed to by the parties thereto in writing.

12. This Agreement, and all covenants, terms and provisions contained herein, shall be binding upon and insure to the benefit of the parties hereto and to their respective successors and assigns, except that nothing herein shall be deemed to authorise Tangent to assign this Agreement other than to an entity owned or controlled by the present owners of Tangent.

13. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

14. This Agreement will be governed by and be construed in accordance with the laws of British Columbia.

15. This Agreement shall be subject to the approval of all regulatory authorities having jurisdiction. The Company shall promptly disclose in a news release the particulars of this Agreement and all other information shall promptly file with all applicable regulatory authorities all forms, documents, information, and filing fees in connection with this Agreement, in accordance with the policies of such regulatory authorities.

16. Capitalized terms contained in any exhibit or addendum hereto shall have the same meaning as herein unless another meaning shall be therein specified.

17. Time is of the essence of this Agreement.

Executed as a sealed instrument as of the day and year first above written.

Tangent Management Corp.

Grandview Gold Inc

By:__________________________

By:__________________________